   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1994
                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                 SUPERVALU INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                DELAWARE                               41-0617000
    (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
             11840 VALLEY VIEW ROAD, EDEN PRAIRIE, MINNESOTA 55344
                                 (612) 828-4000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                               MICHAEL W. WRIGHT
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SUPERVALU INC.
                                  P.O. BOX 990
                          MINNEAPOLIS, MINNESOTA 55440
                                 (612) 828-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                   COPIES TO:
                               TERESA H. JOHNSON
                              CORPORATE SECRETARY
                                 SUPERVALU INC.
                                  P.O. BOX 990
                          MINNEAPOLIS, MINNESOTA 55440
            GARY L. TYGESSON     (612) 828-4000    JOHN T. BOSTELMAN
            DORSEY & WHITNEY                      SULLIVAN & CROMWELL
         220 SOUTH SIXTH STREET                     250 PARK AVENUE
   MINNEAPOLIS, MINNESOTA 55402-1498            NEW YORK, NEW YORK 10177
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this Registration Statement as registrant shall determine based on market conditions.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------
                                               PROPOSED
     TITLE OF EACH                             MAXIMUM      PROPOSED MAXIMUM   AMOUNT OF
  CLASS OF SECURITIES       AMOUNT TO BE    OFFERING PRICE     AGGREGATE      REGISTRATION
    TO BE REGISTERED         REGISTERED        PER UNIT      OFFERING PRICE       FEE
- ------------------------------------------------------------------------------------------
Debt Securities......... $400,000,000(1)(2)    100%(3)     $400,000,000(2)(3)   $137,932
- ------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------

(1) Aggregate principal amount of Debt Securities or, if any Debt Securities are issued at original issue discount, such greater principal amount of
    Debt Securities as shall result in an aggregate initial offering price of $400,000,000.
(2) In U.S. dollars or equivalent thereof in foreign denominated currency or composite currency.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 10, 1994

                                      LOGO

                                DEBT SECURITIES

                                  -----------

  SUPERVALU INC. (the "Company") may offer from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness ("Debt Securities") at an aggregate initial offering price of not more than $400,000,000 or, if applicable, the equivalent thereof in any other currency or currencies. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution".

  The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for sinking fund payments, the initial public offering price, the names of any underwriters or agents, the principal amounts, if any, to be purchased by underwriters, the compensation, if any, of such underwriters or agents and any other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered, are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company and if so specified in an applicable Prospectus Supplement, in any foreign currency or in composite currencies or in amounts determined by reference to an index.

  The Debt Securities may be issued in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") with coupons attached or both. In addition, all or a portion of the Debt Securities of a series may be issuable in permanent global form. Bearer Debt Securities may be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

                                  -----------

   THESE  SECURITIES  HAVE  NOT BEEN  APPROVED  OR
    DISAPPROVED BY  THE  SECURITIES  AND EXCHANGE
    COMMISSION    OR    ANY   STATE    SECURITIES
     COMMISSION  NOR  HAS   THE  SECURITIES  AND
     EXCHANGE    COMMISSION    OR   ANY    STATE
      SECURITIES  COMMISSION  PASSED  UPON  THE
      ACCURACY OR  ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A
        CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS         , 1994

  UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "SUPERVALU" AND THE "COMPANY", AS USED IN THIS PROSPECTUS, MEAN SUPERVALU INC. AND ITS SUBSIDIARIES.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  SUPERVALU has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this Prospectus constitutes a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission (File No. 1-5418) are incorporated herein by reference:

    1. SUPERVALU's Annual Report on Form 10-K for the 52 weeks ended February 26, 1994.

    2. SUPERVALU's Quarterly Reports on Form 10-Q for the 16 weeks ended June 18, 1994 and the twelve weeks ended September 10, 1994 and SUPERVALU's Current Reports on Form 8-K dated July 14, 1994 and July 20, 1994.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

  Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Requests for such copies should be directed to Teresa H. Johnson, Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, telephone number: (612) 828-4000.

                                  THE COMPANY

  The Company is a leading food wholesaler and approximately the 12th largest food retailer in the nation. It is primarily engaged in the business of selling food and nonfood products at wholesale to approximately 4,650 stores in 47 states. In addition, the Company operates approximately 300 retail food supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores. Information in this Prospectus regarding the number of stores supplied and operated by SUPERVALU is as of September 10, 1994. The Company's fiscal year ends on the last Saturday in February of that year.

  SUPERVALU INC. is a corporation organized under the laws of Delaware as a successor to two wholesale grocery firms established in the 1870's. The Company's principal executive offices are located at 11840 Valley View Road, Eden Prairie, Minnesota 55344, telephone number: (612) 828-4000.

                                USE OF PROCEEDS

  The Company intends to utilize the net proceeds from the issue and sale of the Debt Securities offered hereby to repay short-term and other indebtedness, to finance possible acquisitions and for other general corporate purposes.

                                 CAPITALIZATION

  The following table sets forth the capitalization of SUPERVALU as of September 10, 1994:

                                                                   SEPTEMBER 10,
                                                                       1994
                                                                   -------------
                                                                        (IN
                                                                    THOUSANDS)
Short-term debt:
  Notes payable...................................................  $  214,358
  Current maturities of long-term debt............................      10,454
  Current obligations under capital leases........................      18,838
                                                                    ----------
    Total short-term debt.........................................     243,650
Long-term debt:
  Long-term debt..................................................   1,198,902
  Long-term obligations under capital leases......................     273,762
                                                                    ----------
    Total long-term debt..........................................   1,472,664
Stockholders' equity:
  Preferred stock.................................................       5,908
  Common stock....................................................      75,335
  Capital in excess of par value..................................      13,314
  Retained earnings...............................................   1,310,745
  Treasury stock, at cost.........................................    (107,593)
                                                                    ----------
    Total stockholders' equity....................................  $1,297,709
                                                                    ==========
      Total capitalization........................................  $3,014,023
                                                                    ==========

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following tables set forth selected consolidated financial information which was selected or derived from the financial statements and notes thereto of SUPERVALU. The unaudited interim period financial information, in the opinion of the Company, includes all adjustments necessary for fair presentation for the periods shown. The results for the first half of fiscal 1995 (28 weeks) ended September 10, 1994 are not necessarily indicative of the results to be expected for the full fiscal year. The information set forth below is qualified in its entirety by and should be read in conjunction with the detailed information and consolidated financial statements, including the notes thereto, included in SUPERVALU's Annual Report on Form 10-K for the fiscal year ended February 26, 1994 and Quarterly Report on Form 10-Q for the twelve weeks ended September 10, 1994 incorporated by reference in and made part of this Prospectus.

                                                                             FISCAL YEAR ENDED
                                                      ----------------------------------------------------------------
                          FIRST HALF (28 WEEKS) ENDED        (52 WEEKS)          (53 WEEKS)         (52 WEEKS)
                          --------------------------- ------------------------- ------------ -------------------------
                          SEPTEMBER 10, SEPTEMBER 11, FEBRUARY 26, FEBRUARY 27, FEBRUARY 29, FEBRUARY 23, FEBRUARY 24,
                              1994          1993          1994       1993(3)      1992(4)        1991         1990
                          ------------- ------------- ------------ ------------ ------------ ------------ ------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF EARNINGS
 DATA
 Net sales..............   $8,764,840    $8,579,607   $15,936,925  $12,568,000  $10,632,301  $10,104,899   $9,734,811
 Costs and expenses:
 Cost of sales..........    7,990,435     7,849,474    14,523,434   11,531,394    9,807,633    9,360,886    9,043,953
 Selling and
  administrative
  expenses..............      584,942       540,626     1,044,433      746,857      583,789      531,972      484,586
 Interest, net..........       54,508        50,713        89,767       54,203       34,320       31,441       33,104
 Equity in earnings of
  ShopKo................        3,575         3,610        14,789       23,072       32,176       45,080       42,562
 Gain on sale of ShopKo
  stock.................          --            --            --           --        84,105          --           --
 Earnings before income
  taxes and accounting
  change................      138,530       142,404       294,080      258,618      322,840      225,680      215,730
 Net earnings...........       84,128        87,408       185,253      164,526      194,377      155,136      147,746
BALANCE SHEET DATA
 Current assets.........   $1,710,839    $1,588,045   $ 1,563,313  $ 1,573,593  $ 1,163,270  $   884,894   $  843,973
 Working capital(1).....      422,806       430,880       452,121      361,093      534,182      196,217      188,139
 Total assets...........    4,484,009     4,037,195     4,042,351    4,064,189    2,484,300    2,401,357    2,239,900
 Long-term debt and
  capital leases........    1,472,664     1,334,761     1,262,995    1,347,386      608,241      567,444      549,694
 Total stockholders'
  equity................    1,297,709     1,198,826     1,275,458    1,134,820    1,030,981      978,678      869,891
PER SHARE DATA
 Earnings per common
  share before
  accounting change.....   $     1.18    $     1.22   $      2.58  $      2.31  $      2.78  $      2.06   $     1.97
 Cash dividend per
  common share..........   $    0.455    $    0.415   $   .85 1/2  $   .76 1/2  $   .70 1/2  $   .64 1/2   $  .58 1/2
 Book value (at period
  end)..................   $    18.16    $    16.68   $     17.70  $     15.84  $     14.35  $     13.01   $    11.59
RATIO OF EARNINGS TO
 FIXED CHARGES(2).......         2.78          2.88          3.08         3.70         5.08         3.83         3.75

- --------
(1) Calculated after adding back the LIFO reserve.
(2) Earnings used to calculate the ratio of earnings to fixed charges consist of earnings from operations before income taxes, adjusted for the portion of fixed charges deducted from such earnings and for SUPERVALU's share of undistributed earnings of ShopKo Stores, Inc. Fixed charges consist of interest on all indebtedness (including capital lease obligations), amortization of debt expense and the portion of interest expense on operating leases deemed representative of the interest factor. Ratios are presented on a consolidated basis.
(3) Fiscal year ended February 27, 1993 includes the results of Wetterau Incorporated from October 31, 1992 through year end. Wetterau Incorporated was purchased for approximately $1.1 billion; such purchase was financed through the issuance and assumption of debt.
(4) Fiscal year ended February 29, 1992 includes a $51 million after tax gain on the sale of 54% of the Company's interest in ShopKo Stores, Inc.

                                    BUSINESS

OVERVIEW

  The Company is a leading food wholesaler and approximately the 12th largest food retailer in the nation. It is primarily engaged in the business of selling food and nonfood products at wholesale to approximately 4,650 stores in 47 states. In addition, the Company operates approximately 300 retail food supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores, primarily under the names of Cub Foods, Shop 'n Save, bigg's, bigg's Foods, Save-A-Lot, Scott's, Laneco, Hornbacher's, Twin Valu, Ultra IGA and MAX CLUB. Information in this Prospectus regarding the number of stores supplied and operated by SUPERVALU is as of September 10, 1994.

  In 1991 SUPERVALU began the implementation of a strategy to focus on its core food distribution and retailing business segments. The Company executed the first major step of this strategy in October 1991 with the sale of 54% of SUPERVALU's interest in ShopKo Stores, Inc. ("ShopKo"), its discount general merchandise subsidiary, through an initial public offering. SUPERVALU continues to own a 46% interest in ShopKo which, at September 1, 1994, operated 122 discount department stores in 15 states. The proceeds generated in connection with the sale of ShopKo were used initially to reduce debt and subsequently reinvested in the acquisition of Wetterau Incorporated ("Wetterau").

  In October 1992, the Company completed the acquisition of Wetterau, resulting in a significant expansion of the geographic market and customer base compared with that previously served by SUPERVALU's food wholesale and retail operations. In fiscal 1994, the Company completed the integration of Wetterau's administrative and support services and combined or closed a number of distribution operations to eliminate inefficiencies and overlap. The Company continues to evaluate and implement further consolidations, as well as other strategies, to improve efficiencies in its distribution operations.

  In March 1994, the Company acquired Sweet Life Foods, Inc., a privately owned grocery wholesale distributor serving Massachusetts, Connecticut, Maine and Eastern New York. This acquisition further strengthened the Company's customer base by adding 280 additional stores as customers in the New England States.

  In May 1994, the Company acquired the assets of Wetterau Properties Inc. ("WPI"), a publicly owned real estate investment trust which was formed by Wetterau prior to the Company's acquisition of Wetterau. Most of the properties owned by WPI had been acquired from and leased back to Wetterau; the Company was the tenant for all but one of the properties acquired from WPI in the transaction.

  In August 1994, the Company acquired Hyper Shoppes, Inc. ("Hyper Shoppes"), which operates five bigg's supercenters and two bigg's discount food superstores in the Cincinnati, Louisville and Denver markets. Prior to the acquisition, SUPERVALU held a minority ownership interest in Hyper Shoppes and was the principal supplier to the bigg's stores. The Company has also made other smaller acquisitions from time to time to further the growth of its food distribution, retailing and bakery operations.

  The Company has initiated a project called SUPERVALU Advantage which is aimed at changing the Company's business operations by investing in new technology, logistics methods and business practices. The objectives of SUPERVALU Advantage are to remove costs from the system and to build capabilities that will facilitate sales. The Company incurred expenses of approximately $6.7 million in the first half of fiscal 1995 in connection with the project, primarily studying the fundamentals of the Company's business and the industry, and the Company expects to incur additional expenses of approximately $9 million for the remainder of fiscal 1995. The Company anticipates an increase in expenses related to this initiative in fiscal 1996. It is the Company's intent to make capital investments of about $175 million in implementing SUPERVALU Advantage, with the majority of such expenditures occurring in fiscal 1996. The monies will be used primarily to fund regional facilities, technology and various mechanization systems. The Company expects that this investment in SUPERVALU Advantage will be funded primarily by reductions in inventory levels.

FOOD DISTRIBUTION OPERATIONS

  SUPERVALU's food distribution divisions sell food and nonfood products at wholesale and offer a variety of retail support services to independently owned retail food stores. SUPERVALU's 25 food distribution divisions and four general merchandise divisions are the principal suppliers to approximately 4,650 retail grocery and general merchandise stores.

  Retail food stores served by the Company range in size from small convenience stores to 200,000 square foot supercenters. The Company's wholesale customer base includes single and multiple store independent operators, affiliated stores, regional chains and Company owned stores, operating in a variety of formats including limited assortment stores, discount food stores, conventional and upscale supermarkets and combination stores.

  In addition to supplying food and other merchandise, SUPERVALU offers such retail support services as store management assistance, computerized inventory control and ordering services, accounting and payroll services, financial and budget planning, building design and construction services, assistance in selection and purchasing or leasing of store sites, advertising, promotional and merchandising assistance, consumer and market research, financing and others. Certain Company subsidiaries operate as insurance agencies and provide comprehensive insurance programs to the Company's affiliated retailers. Separate charges are made for most, but not all, of these services.

  SUPERVALU may provide financial assistance to retail stores served or to be served by it, including the acquisition and subleasing of store properties, the making of direct loans and the providing of guarantees or other forms of financing. In general, loans made by the Company to independent retailers are secured by liens on inventory and/or equipment, by personal guarantees and by other security. When the Company subleases store properties to retailers, the rentals are generally as high or higher than those paid by the Company.

  Hazelwood Farms Bakeries, Inc., a subsidiary, manufactures frozen dough and bakery products primarily for the in-store bakery market, and has customers in all 50 states as well as Canada and Mexico. Its customer base consists of wholesale food distributors, supermarket chains (including company-owned, affiliated and non-affiliated stores), fast food chains and institutional food service companies.

RETAIL FOOD OPERATIONS

  The Company's retail businesses operate approximately 300 retail stores under several formats, including food supermarkets, discount food superstores, supercenters, combination stores, limited assortment and other stores. These diverse formats enable the Company to operate in a variety of markets under widely differing competitive circumstances.

  The Company's retail stores operated under the following principal formats as of September 10, 1994:

    Cub Foods consists of 112 discount food superstores, 56 of which are franchised to independent retailers and 56 of which are corporately operated, including two Cub Foods stores operated by Scott's, as discussed below. During the second half of fiscal 1995 two corporate stores and one franchised store are scheduled to open and two corporate stores are scheduled to be relocated. The Company has also developed a prototype format called Cub Too!, a 28,000 square foot store which is designed to supplement the traditional Cub Foods format within existing markets. One Cub Too! store was opened during fiscal 1994.

    Shop 'n Save consists of 28 discount food stores located in Eastern Missouri and Southern Illinois; one new replacement store and five remodeling projects are planned for fiscal 1995.

    Save-A-Lot is the Company's combined wholesale and retail limited assortment operation. There are 455 Save-A-Lot limited assortment stores of which 103 are corporately operated. This includes 27 stores in the Dallas-Ft. Worth, Texas market which were acquired from Texas T in May 1994. Save-A-Lot projects adding 27 stores during the remainder of fiscal 1995 including five corporately owned stores.

    Scott's Foods is a 16-store group (which includes two Cub Foods stores discussed above) located in the Fort Wayne, Indiana area. One new store is opening in the third quarter of fiscal 1995.

    The Company's Laneco division operates a diverse mix of 50 retail outlets comprised predominantly of supermarkets and supercenters, together with discount department stores, discount food stores, drug stores and craft stores. These stores operate mainly under the Laneco, Foodlane, Ultra IGA and Price Slasher names and formats. No new stores are planned for fiscal 1995.

    Hornbacher's is a five-store group located in the Fargo, North Dakota marketplace, which includes one new store opened in the first quarter of fiscal 1995.

    Twin Valu consists of two 180,000 square foot supercenter formats in the Cleveland, Ohio area, together with two Twin Valu Foods stores which were opened in fiscal 1993. No new stores are planned for fiscal 1995.

    MAX CLUB consists of two 70,000 square foot corporately-operated membership warehouse clubs in Arizona. The Company is opening two additional stores in the third quarter of fiscal 1995.

  The Company also operates five bigg's superstores and two bigg's discount food superstores in the Cincinnati, Louisville and Denver markets which were acquired in August 1994. Other formats operated by the Company include County Market, SUPERVALU, IGA, Foodland and others.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities are to be issued under an Indenture dated as of July 1, 1987, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental Indenture dated as of October 1, 1992 and the Third Supplemental Indenture dated as of November 1, 1994 (as so supplemented, the "Indenture"), between SUPERVALU and Bankers Trust Company, as Trustee (the "Trustee"), which Indenture is an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

  The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms, when applicable, of the Offered Debt Securities: (a) the designation of the Offered Debt Securities; (b) any limit on the aggregate principal amount of the Offered Debt Securities; (c) the date or dates on which the Offered Debt Securities will mature; (d) whether the Offered Debt Securities are to be issued as Registered Debt Securities or Bearer Debt Securities (with or without coupons) or both, and restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Debt Securities; (e) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstances under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; (f) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date from which such interest will accrue; (g) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (h) any mandatory or optional sinking fund or purchase fund or analogous provisions; (i) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (j) if other than the principal amount thereof, the portion of the principal amount of such Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (k) the denominations in which any Offered Debt Securities which are Registered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination in which any Offered Debt Securities which are Bearer Debt Securities will be issuable, if other than denominations of $5,000; (l) the currency or currencies of denomination and payment of principal of and any premium and interest on the Offered Debt Securities; (m) any index used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (n) if principal of or interest on the Offered Debt Securities is denominated or payable in a currency or currencies other than the United States dollar, whether and under what terms and conditions the Company may defease the Offered Debt Securities; and (o) any other terms of the Offered Debt Securities. (Section 301)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium, if any, and interest, if any, on the Offered Debt Securities will be payable at the office of the Trustee at Four Albany Street, New York, New York 10006. At the option of the Company, payment of interest on Registered Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301 and 1002)

  Debt Securities may be presented for exchange, and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Bearer Debt Securities and the coupons, if any, appertaining thereto will be transferable by delivery.

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Debt Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

GLOBAL SECURITIES

  The Offered Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the applicable Prospectus Supplement or Prospectus Supplements. Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, Global Securities will be issued in registered form. (Section 305) The specific terms of the depositary arrangement with respect to any Offered Debt Securities will be described in the applicable Prospectus Supplement or Prospectus Supplements.

OPTIONAL REDEMPTION

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any optional redemption provisions relating to such Offered Debt Securities.

SINKING FUND

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any sinking fund provisions relating to such Offered Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

  Restrictions on Liens. The Indenture provides that the Company will not, and will not permit any Domestic Subsidiary (as defined) to, issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "mortgage") upon any Operating Property (as defined) of the Company or any Domestic Subsidiary or any shares of stock or indebtedness of any Domestic Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively securing the Debt Securities equally and ratably with such Debt. The foregoing restriction does not apply to (i) mortgages on any property acquired, constructed or improved after July 1, 1987, which are created or assumed within 180 days after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 180-day period) to secure or provide for the payment of the purchase price or cost thereof incurred after July 1, 1987, or mortgages existing on property at the time of its acquisition (including acquisition through merger or consolidation); (ii) mortgages on property of any corporation existing at the time it becomes a Domestic Subsidiary; (iii) mortgages to secure Debt of a Domestic Subsidiary to the Company or to another Domestic Subsidiary; (iv) mortgages in favor of governmental bodies to secure partial progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages; or (v) mortgages for extending, renewing or replacing Debt secured by any mortgage referred to in the foregoing clauses (i) to (iv), inclusive, or in this clause (v) or any mortgages existing on the date of the Indenture. Such restriction does not apply to the issuance, assumption or guarantee by the Company or any Domestic Subsidiary of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company and its Domestic Subsidiaries (not including secured Debt permitted under the foregoing exceptions) and the Value (as defined) of Sale and Lease-back Transactions existing at such time (other than Sale and Lease-back Transactions the proceeds of which have been applied to the retirement of Debt Securities or of certain long-term indebtedness or to the purchase of other Operating Property, and other than Sale and Lease-back Transactions in which the property involved would have been permitted to be mortgaged under clause (i) above), does not exceed the greater of $200,000,000 or 10% of Consolidated Net Tangible Assets (as defined). (Section 1007)

  Restrictions on Sale and Lease-back Transactions. Sale and Lease-back Transactions by the Company or any Domestic Subsidiary of any Operating Property are prohibited (except for temporary leases for a term, including renewals, of not more than 36 months and except for leases between the Company and a Domestic Subsidiary or between Domestic Subsidiaries) unless the net proceeds of such Sale and Lease-back Transactions are at least equal to the fair value (as determined by the Board of Directors or the President or any Vice President of the Company) of the Operating Property to be leased and either (a) the Company or such Domestic Subsidiary would be entitled to incur Debt secured by a mortgage on the property to be leased without securing the Debt Securities, pursuant to clause (i) under "Restrictions on Liens" or (b) the Value thereof would be an amount permitted under the last sentence under "Restrictions on Liens" or (c) the Company applies an amount equal to the fair value (as so determined) of such property (i) to the redemption or repurchase of Debt Securities, (ii) to the payment or other retirement of certain long-term indebtedness of the Company or a Domestic Subsidiary or (iii) to the purchase of Operating Property (other than that involved in such Sale and Lease-back Transaction). (Section 1008)

  Definitions. The term "Consolidated Net Tangible Assets" is defined to mean the total of all the assets appearing on the Consolidated Balance Sheets of the Company and its majority or wholly-owned subsidiaries less the following: (1) current liabilities; (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense; and (4) appropriate adjustments on account of minority interests of other persons holding stock in any majority-owned subsidiary of the Company. (Section 101)

  The term "Domestic Subsidiary" is defined to mean any majority or wholly-owned subsidiary which owns an Operating Property. (Section 101)

  The term "Operating Property" is defined to mean any manufacturing or processing plant, office facility, retail store, warehouse, distribution center or equipment located within the United States of America or its territories or possessions and owned and operated now or hereafter by the Company or any Domestic Subsidiary and having a book value on the date as of which the determination is being made of more than 0.65% of Consolidated Net Tangible Assets. (Section 101)

  The term "Value" is defined to mean, with respect to a Sale and Lease-back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction or (2) the fair value in the opinion of the Board of Directors or the President or any Vice President of the Company of such property at the time of entering into such Sale and Lease-back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard to any renewal or extension options contained in the lease. (Section 101)

  Other than the above-described covenants, there are no covenants or provisions contained in the Indenture which may afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. Any such covenant or provision relating to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

  Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities for any particular provisions relating to such Offered Debt Securities, including any additional restrictive covenants that may be included in the terms thereof.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series described in the Prospectus Supplement relating thereto. (Section 501)

  If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver of defaults, see "Modification and Waiver". Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

  The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any instalment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Debt Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification for amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

  The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1012) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, the Company, provided, however, that, (a) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture; (b) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing (provided, however, that a transaction will only be deemed to be in violation of this condition (b) as to any series of Debt Securities as to which such Event of Default or such event shall have occurred and be continuing); and (c) certain other conditions are met. (Article Eight)

DEFEASANCE PROVISIONS

  Defeasance and Discharge. The Indenture provides that, if principal of and any interest on the Offered Debt Securities are denominated and payable in United States dollars, the Company will be discharged from any and all obligations in respect of the Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, Government Obligations (as defined) or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if there has been a change in applicable Federal law or the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the Debt Securities; and such discharge will not be applicable to any Debt Securities then listed on the New York Stock Exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403) The term "Government Obligations" is defined to mean securities of the government which issued the currency in which the Debt Securities of such series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of such government. (Section 101)

  Defeasance of Certain Covenants. The terms of the Debt Securities also provide, if principal of and any interest on the Offered Debt Securities are denominated and payable in United States dollars, the Company with the option to omit to comply with certain restrictive covenants described in Sections 1007 and 1008 of the Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money, Government Obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any instalment of principal of (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes. (Section
1011)

  If principal of or interest on the Offered Debt Securities is denominated or payable in a currency or currencies other than the United States dollar, the terms of the Offered Debt Securities will provide whether and under what terms and conditions the Company may be discharged from all obligations or omit to comply with certain restrictive covenants in respect of the Offered Debt Securities.

  Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

REGARDING THE TRUSTEE

  Bankers Trust Company ("Bankers Trust") is trustee under the Indenture, pursuant to which certain debt securities of the Company are outstanding and pursuant to which the Debt Securities are to be issued. Bankers Trust is also trustee under the Company's Indenture dated as of July 1, 1985, pursuant to which certain debt securities of the Company are outstanding, and trustee of the Company's Master Investment Trust which, together with its component separate trusts, serves as the investment vehicle for several different defined benefit and defined contribution tax-qualified retirement plans maintained by the Company and its subsidiaries. Bankers Trust is a co-agent for the Company's revolving line of credit, acts as an agent for the issuance of the Company's commercial paper and provides cash management and other services for the Company in the normal course of its business. In addition, Bankers Trust has issued letters of credit, extended a line of credit and performs investment management services for a subsidiary of the Company.

                              PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. The Company may also issue Debt Securities directly to other parties as evidence of the Company's debt obligations to such parties.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The Company may also offer and sell Debt Securities in exchange for securities of one or more of its outstanding issues of debt securities.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

  It has not been determined whether any series of the Debt Securities will be listed on a securities exchange. Underwriters may, but will not be obligated to, make a market in any series of Debt Securities. The Company cannot predict the activity of trading in, or liquidity of, any series of the Debt Securities.

                          VALIDITY OF DEBT SECURITIES

  Unless otherwise indicated in the Prospectus Supplement relating to the Offered Debt Securities, the validity of the Offered Debt Securities will be passed upon for the Company by Dorsey & Whitney, 220 South Sixth Street, Minneapolis, Minnesota 55402-1498, and for the underwriters or agents, as the case may be, by Sullivan & Cromwell, 250 Park Avenue, New York, New York 10177.

                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from SUPERVALU's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in auditing and accounting.

  With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for such interim periods and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REF-ERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Capitalization.............................................................   4
Selected Consolidated Financial Information................................   5
Business...................................................................   6
Description of Debt Securities.............................................   8
Plan of Distribution.......................................................  14
Validity of Debt Securities................................................  14
Experts....................................................................  14

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                  $400,000,000

                                      LOGO

                                DEBT SECURITIES





- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, are:

      SEC Registration fee............................................ $137,932
      Legal fees......................................................   85,000
      Printing and engraving..........................................   55,000
      Accountants' fees...............................................   20,000
      Rating agency fees..............................................  135,000
      Blue Sky fees and expenses......................................   10,000
      Trustee's fees..................................................    2,500
      Miscellaneous expenses..........................................    4,568
                                                                       --------
          Total....................................................... $450,000*
                                                                       ========

- --------
*All fees and expenses, other than the SEC registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

  Article Eighth of SUPERVALU's Restated Certificate of Incorporation provides that a director shall not be liable to SUPERVALU or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to SUPERVALU or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions, (iv) for any transaction for which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article Eighth became effective.

  Article IX of SUPERVALU's Bylaws and SUPERVALU's Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of SUPERVALU against certain liabilities.

  Reference is made to Section 8 of the Underwriting Agreement filed as Exhibit 1 hereto for a description of the indemnification arrangements for this offering.

ITEM 16. LIST OF EXHIBITS

     NUMBER                                    DESCRIPTION
     ------                                    -----------
      1        --Form of Underwriting Agreement and Pricing Agreement.
      4.1      --Indenture dated as of July 1, 1987 between SUPERVALU and Bankers Trust
                Company, as Trustee (incorporated by reference to Exhibit 4.1 to
                SUPERVALU's Registration Statement on Form S-3, Registration No. 33-
                52422).
      4.2      --First Supplemental Indenture dated as of August 1, 1990 between
                SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of
                July 1, 1987 between SUPERVALU and Bankers Trust Company, as Trustee
                (incorporated by reference to Exhibit 4.2 to SUPERVALU's Registration
                Statement on Form S-3, Registration No. 33-52422).

     NUMBER                                    DESCRIPTION
     ------                                    -----------
      4.3      --Second Supplemental Indenture dated as of October 1, 1992 between
                SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of
                July 1, 1987 between SUPERVALU and Bankers Trust Company, as Trustee
                (incorporated by reference to Exhibit 4.1 to SUPERVALU's Current Report on Form 8-K dated November 13, 1992).
      4.4      --Form of Third Supplemental Indenture dated as of November 1, 1994 between SUPERVALU and Bankers Trust Company, as Trustee, to Indenture
                dated as of July 1, 1987 between SUPERVALU and Bankers Trust Company, as
                Trustee.
      5        --Opinion and consent of Dorsey & Whitney.
     12        --Calculation of Ratio of Earnings to Fixed Charges.
     15        --Letter of Deloitte & Touche LLP regarding unaudited information.
     23.1      --Consent of Deloitte & Touche LLP.
     23.2      --Consent of Dorsey & Whitney (included in Exhibit 5).
     24        --Powers of Attorney.
     25        --Statement of Eligibility under the Trust Indenture Act of 1939 on Form
                T-1 of Bankers Trust Company.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EDEN PRAIRIE, STATE OF MINNESOTA, ON THE 10TH DAY OF NOVEMBER, 1994.

                                          SUPERVALU INC.

                                                /s/ Michael W. Wright
                                          By___________________________________
                                                    Michael W. Wright,
                                                  Chairman of the Board;
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 10, 1994.

              SIGNATURE                                 TITLE
              ---------                                 -----
        /s/ Michael W. Wright
 ------------------------------------
          Michael W. Wright           Chairman of the Board; President; Chief
                                       Executive Officer; and Director
                                       (principal executive officer)
        /s/ Jeffrey C. Girard
 ------------------------------------
          Jeffrey C. Girard           Executive Vice President and Chief
                                       Financial Officer (principal financial
                                       officer)
          /s/ Isaiah Harris
 ------------------------------------
            Isaiah Harris             Vice President and Controller (principal
                                       accounting officer)
                  *
 ------------------------------------
             Herman Cain              Director
                  *
 ------------------------------------
        Stephen I. D'Agostino         Director
                  *
 ------------------------------------
            Edwin C. Gage             Director
                  *
 ------------------------------------
           Vernon H. Heath            Director

              SIGNATURE               TITLE
              ---------               -----
                  *
 ------------------------------------
          William A. Hodder           Director
                  *
 ------------------------------------
        Garnett L. Keith, Jr.         Director
                  *
 ------------------------------------
         Richard L. Knowlton          Director
                  *
 ------------------------------------
         Richard D. McCormick         Director
                  *
 ------------------------------------
        Harriet K. Perlmutter         Director
                  *
 ------------------------------------
          Carole F. St. Mark          Director
                  *
 ------------------------------------
          Winston R. Wallin           Director

    /s/ Michael W. Wright
*By____________________________
       Michael W. Wright,
          Pro se and as
        Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT                                                                  PAGE
 NUMBER                       DOCUMENT DESCRIPTION                       NUMBER
 -------                      --------------------                       ------
  1      Form of Underwriting Agreement and Pricing Agreement.........
  4.4    Form of Third Supplemental Indenture dated as of November 1,
         1994 between SUPERVALU and Bankers Trust Company, as Trustee, to Indenture dated as of July 1, 1987 between SUPERVALU and
         Bankers Trust Company, as Trustee............................
  5      Opinion and Consent of Dorsey & Whitney......................
 12      Calculation of Ratio of Earnings to Fixed Charges............
 15      Letter of Deloitte & Touche LLP regarding Unaudited Informa-
         tion.........................................................
 23.1    Consent of Deloitte & Touche LLP.............................
 23.2    Consent of Dorsey & Whitney (included in Exhibit 5).
 24      Powers of Attorney...........................................
 25      Statement of Eligibility under the Trust Indenture Act of
         1939 on Form T-1 of Bankers Trust Company....................